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Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

CORPORATE PARTICIPANTS

Matthew Girlando – Vice President of Strategy and Innovation

David Lim – Head of Investor Relations

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

PRESENTATION

Moderator

Okay. All right. Welcome back. Next up, we have American Axle. I'm joined by Matt Girlando, VP of strategy, and David Lim, head of IR. A quick background on American Axle. It's a global Tier 1 supplier of driveline and also metal-forming products for primarily the light vehicle market but also commercial vehicles. Of particular note, the company is currently in the process of makin' the big acquisition of Dowlais in the U.K., which we'll certainly talk about. But to kick off, it's been a very volatile start to the year to say the least. Tariff policy is, however, getting seemingly stable now. What's your visibility, I guess, around production schedules and –

David Lim

So before we even begin there, we just have some opening stuff that we wanted to share--

Moderator

Oh. Great.

David Lim

And I should have informed you before, so my apologies. Matt will do the honors.

Moderator

Sure, sure. Go ahead.

Matthew Girlando

So we wanted to start by acknowledging we put out a press release this morning at I think 8:00. We have secured a contract with Scout Motors in North America, and we will be producing the rear beam axles or the electric beam drive axle for the rear of that truck and then the front EDU for that truck when it goes to production in 2027.

We're very excited about it. It's a big win for us, somethin' that we've been working on in business acquisition for quite some time. The truck and the SUV themselves, the Terra and the Traveler, are interesting in that they are pure battery electric but also with an option for a range extender EV, which has been a really hot topic. It's probably somethin' we're gonna talk about today.

The range extender EV allows you to, in essence, drive the car as a gasoline-powered car if you want. So the vehicle's got a plug. It's got a place to put the gasoline. You can choose which of the two you want. A very compelling-looking vehicle, and we're very excited to be able to announce that award. And we also-- I guess we're here to talk about the combination--

Moderator

Yeah.

Matthew Girlando

--but I think that'll come naturally out of the Q&A.

Moderator

Yep. No, congratulations. That was actually in my list of questions. Since you brought it up first, we can maybe talk about that, start off with that since that's the freshest win so far. How do you think about, I guess, this-- not

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

so much the product necessarily itself but the idea that you mentioned, it has both powertrain options? Do you think this ER EV can be a big hit in the U.S.?

Matthew Girlando

This is, like, my favorite topic, so I'm gonna have to be careful.

Moderator

Awesome.

Matthew Girlando

So I want to start by sayin' if there's something that we learned in the last years in North America, it's that consumer choice and, you know, the consumer will is super important. We were just talkin' before we started about the concept of a plug-in hybrid, so a vehicle that you could plug into the wall or you could put gas in.

I've bought one in my house. David has one too. And we both are strong believers in the concept. You'll hear people talking about these range extender EVs and then the plug-in hybrids. I will tell you, like, when I talk to my extended family, people that I, you know, know from my private life, they don't know the difference. They don't care about the difference. It's a question of, "Does it have a plug? Does it have the gas? Or does it have both?"

I believe strongly that if you think about the psychology of buyers and, "Why do some buyers not feel comfortable going to a pure electric lifestyle today," I think that those extended range EVs are a really nice solution for those people, kind of like a toe into the electric lifestyle.

The plug-in hybrid that we've got, it drives almost purely electric many months out of the year. But at the same time if we want to take that long trip, or if it's a cold day, or if we're worried because the wife and the kids are goin' somewhere and it's far away, you've got that backup system. I think that's compelling.

In a lot of the, like, technology symposium-type events that I go to, that's what you hear people talkin' about is the range extender, the range extender. And I think it's for those reasons. It's a very elegant solution to give you electrification but at the same time address the psychological concern.

Moderator

So assuming that-- I'm gonna take your word for it, 'cause I believe in it too. When can we start seeing more of these on the road in the U.S.?

Matthew Girlando

Yeah, so in the U.S., it's obviously based on who's gonna launch what and when. You know, you've got to remember, it wasn't so long ago, maybe two years ago or three years ago, all that you heard OEMs talkin' about were battery electric vehicles.

This is really across the spectrum. There were always some exceptions, but people have really been focusing hard on that. It feels like a time of pivot, right? It feels like a time of recognition that we're gonna need to have more options.

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

And the nature of the car industry is it takes a little time for that to work out. You know, you've got to redevelop, redeploy, and to a great extent, you've changed the vehicles that are being manufactured. So I think you'll see them coming, some of them sooner. You know, there are a lot of OEMs that have 'em on the market today.

But we also see a lot more discussions about future hybrid architectures that could come not just to the smaller vehicles in the market but also to, you know, some of the bigger, like, trucks and SUVs that we tend to drive here in America.

Moderator

ERVs are actually already, as I'm sure you know, very popular in China.

Matthew Girlando

Uh-huh.

Moderator

So we've got--

--thousands of units sold from Huawei, Li Auto, et cetera. What's gonna be the biggest difference, or what are the biggest differences you think will be with the ERVs we've seen there versus the ones that are over here?

Matthew Girlando

Just want to mention, like, that Li Auto One was one of the first applications we were on in China and, indeed, super compelling. The same concept, right? It drives as an electric vehicle until you need backup, and then the engine would fire. I think that that--

--will work well in the U.S. market for certain vehicle types. And certain vehicle types--

--smaller cars, you know, passenger cars, not the kind of cars you'd necessarily want to tow or do work with. We have a lot of discussions, especially with Detroit customers who are in that big truck and SUV (LAUGH) space-- yeah, we spend a lot of time kinda mappin' out, like, "What's the best hybrid solution or architecture, you know, for a car the size of the Prius," right?

Okay. "Now what is it for a much larger SUV? And then finally, what is it for a truck which might do work?" And doing work means, like, pulling something heavy on the highway. What we've found is the architecture is different depending on which of those things you want to do. So fundamentally the question is if the mission is, "I want to be able to carry for people for 50 or 60 miles," that extended range EV model, it really is good, and that's why it's been so successful in China.

If the mission is, "I want to be able to pull a boat or a trailer or drive a work truck, and I need to be able to drive it 80, or a hundred, or 150 miles fully loaded," then the architecture could be something else. And so I think the big driver's gonna be, "How big is the vehicle, and how is that vehicle really gonna get used in life?" There will be different architectures depending on the answer to that question.

Moderator

And when you say different architectures, that means you just have a bigger engine? Or is it more complicated than that?

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

Matthew Girlando

So this is gonna get into that, like, discussion about, "Well, where do the parts go under the hood?" I would say broadly the range extender EV is really a battery electric car with kinda like a backup generator onboard where the only connection from that generator to the wheels is through wires.

There's this situation where the more load that the engine has to pull, the more, like, work is being done by the combustion engine, the greater the benefit to have a mechanical link from that engine to the wheels. So what that means is the way the powertrain is designed could be very, very different.

Some of those applications might really have powertrains that look a lot like the way combustion trucks look today, the kind of products that we make today and maybe a little bit of the light electrification elsewhere. And then other ones would go all the way to the point where you say there's no mechanical link between the engine and the wheels, like Scout is doing in their concept.

And maybe this is the point where I have to say what we're certain about is the beam axle architecture which is the core of our business today. We're certain that it applies regardless of which of those cases the OEMs will choose. And that's why we're so happy about that Scout award, to be able to show how that system works.

Moderator

And I don't think there's a answer to this, but is there more coming?

Matthew Girlando

There's definitely more coming. We're working on a lot of things in a lot of places around the world. And maybe, as you mentioned a minute ago, a little bit different technology comin' out in different regions. So there'll be more to talk about in the future.

Moderator

All right. Let's switch gears, do a 180° to Dowlais. I understand that you're very involved, intimately involved, in this. Just for people who are not so familiar with what's going on, can you provide some context about your interest in Dowlais, or GKN (some people know it as GKN), and remind us--

Matthew Girlando

Yeah, absolutely. Okay, so Dowlais or Dowlais (we had a big argument about this). Yes, you're supposed to say the S. (LAUGH) Dowlais is a village in Wales, and it's also the name of a company, a public-listed company in the U.K. which has two businesses under it, and both of those businesses are called GKN.

GKN is a company that a lot of us know about. They've been around actually since the 1700s I think. They made cannonballs during the Napoleonic War. So Dowlais has two business units. One of them is strong in powdered metal and the powder to make the powdered metal parts and then the parts themselves.

And then they have a second part that today is called GKN Automotive. Historically it was called GKN Driveline. They are the leaders by far in the space of sideshafts. Sideshafts are one of those parts that you never see, but they're really important.

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

It's the thing that connects from the transmission to the wheels in the car to make the wheels spin. And part of the attractiveness of those sideshafts is kind of like the tire. It doesn't matter if it's a battery car, a hybrid car, a hydrogen car. Doesn't matter. You need that shaft to connect whatever it is that's propelling the car to the wheels. And that's kinda what led to our interest with them.

So we have this thesis that given the environment that we're all in right now (there's uncertainty; there's turbulence; I can feel your tariff question coming) you have to ask yourself, "In this uncertain environment, especially given what's been going on with the electrification mix in the last years, how do you set your company up for staying power and for success as we go through this transition?"

The transition is coming. Electrification will increase. But how fast is really important to a company like ours. So we kinda laid out, "Well, what do you want to have? Where do you want to be?" And what we put especially at the center of our strategy is we said, "We need scale."

Scale means we want to be bigger in terms of revenue. We want to be bigger in terms of our buying power. We want to have a flexible footprint so that we can flex for things like what are goin' on today. And we want to have, like, a diversity both in the products and then in, like, the geography.

And so product means we want to be agnostic to what the market needs. We said, "Wow, we want to be prepared to sell to combustion customers. We want to be prepared to sell to BEV customers. And we want to be flexible to switch." And the sideshaft solves that for us.

But we also wanted to have a lesser dependence on any one customer, any one region, or any one technology. And that's the second thing you get. If you look at our investor deck, you'll see there's a lot of increased diversification that we stressed in that communication.

So the other part of it is, you know, in terms of overlap, right, the overlap is not so great. We're really a truck company. We make truck axles, especially for North American products. GKN Auto, very much a global company, sideshafts going in all kinda cars around the world.

Like, if you would go-- you know that funny Renault that you might rent when you're in Europe in the summer or even a vehicle that you might drive in Japan when you're on a business trip, those all have these GKN sideshafts in them. So it's a very, very nice story.

But the overlap is limited. And that's especially helpful for us in terms of the regulatory approval that we're going for. But at the same time because we're both in the automotive space, it opens up the ability for significant synergies in the operations.

We've laid out a plan that leads us to $300 million of synergies that we could attain after we achieve the full run rate. And that amount of cash, it's a significant amount of extra EBITDA, will help us to pay down our debt quickly, strengthen our balance sheet such that we can be prepared to-- I don't want to call it a storm but let's just say to weather the events that we're going through and be prepared on the other side for whatever are the next steps in this industry.

Moderator

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

Want to follow up on the synergy aspect. There are two angles. One, $300 million does sound like a lot, but I think based on some of the comments that the company has made, at least, that's a bit conservative. The reason why, you know, there could be actually much more?

Matthew Girlando

This is a hotly debated topic. I want to start by saying, you know, we were very, very consequential in our planning process, our targeting of what the synergies would be. Like anything, you look at it top down and you look at it bottom up.

When we targeted $300 million, which is, you know, some number—it's about 5% of sales—it's really, like, smack in the center of what companies like this announce when they do combinations like this. So I would say it's not an aggressive number.

And then, you know, without bringing you through the gory detail of our plan, I would say because Dowlais is a U.K. company, the takeover has to adhere to the United Kingdom Takeover Code, which has really specific rules about what you can announce and how that is vetted and verified by an independent firm. We ran through such a process in January.

As part of that process, we had a bill, like, a big list of, "Here are all the individual ideas that you could put into place, and here's how much money that could save." And then with the help of an external financial, like, auditing firm, they essentially sensitized it down based on things like, "What's your track record? How much of the data have you actually seen? To what extent could this idea in this country or this region be read across the globe?" And they really, like, reduced the number that we submitted down to the 300.

So from our perspective, we went through a rigorous process. We saw a lot of data. It's certainly not everything because we are, in a way, competitors. So you can't get into all the data. No, you can't necessarily see, you know, "What is the SG&A? You know, what do the individual people make? Or what precisely are you paying for contracts?" But you can, in an aggregated way, get a feel for the data in a way that you can build these plans. So we're confident and we're excited to get more insight into that as we move forward between now and close.

Moderator

And just one thing to clarify. So Dowlais was actually doing its own restructuring regardless of the acquisition. Has that been playing out, and would that be incremental, the $300 million, or part of it?

Matthew Girlando

So in terms of, "How does it apply," the rules in the panel are clear. You have your standalone plan, and everything that you report as synergies must be those synergies only realized because of the combination. The answer is yes. And your point leads to one of the things that was very interesting about us.

The present Dowlais leadership team have been, I think, very forward-thinking in the restructuring of their business. If you look at their investor material, they've been open about where they do business, what their cost structure is, where they do business, where they could like to be. And they've been investing in the business to let's say to reduce the cost structure. And I expect that we're gonna benefit from that post close.

Moderator

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

Yep. More generally on this just idea you mentioned earlier about getting bigger, we sort of think about it as consolidation versus specialization. Is the idea then that you'll kind of initiate some level of consolidation among-- I mean, basically having too many powertrain …

Matthew Girlando

So I can't answer for the other companies in our space. What I can say broadly and everybody would agree: We're all in this kinda environment together. And some of the forces that I talked about before (the uncertainty of the mix, the tariff threat that's coming in), we haven't talked about it today, but it seems like it's getting more and more expensive whenever we develop new programs or new products these days.

You know, the technology has increased, and therefore the cost has also increased. Combining enterprises is very helpful in that environment to help either with the buying power or the sharing of the costs. So it makes sense for us. I can imagine it making sense for others, but at the same time I'm not certain. David?

David Lim

Yeah, no, I think that's a great point. You know, I would back that up 100%. I think there's a number of times when our management team said that it just makes sense for consolidation to happen within the industry. You've seen it with the OEMs. And, you know, given the turbulence that we've seen in the market in the last five years, given shortages, tariffs, COVID, you know, that that makes a lot of sense also from the parts standpoint.

Moderator

Back to Dowlais specifically, it does have a pretty sizable U.S. footprint. Can you go over that and how you can potentially, you know, take advantage of that?

Matthew Girlando

So, look, I think they have a sizable footprint. And, you know, as more and more OEMs may consider onshoring to the U.S. in the assumption that, you know, maybe next year, in '26, once we get the deal done—I mean, it's gonna close in '25—but at that time it opens definite opportunities where we could leverage that footprint.

And, you know, there could be capacity. So to your point right now, we are getting additional inquiries on the metal-forming side for additional business. There's a lot of OEMs that are saying, "Well, you know, maybe we could source more from the U.S.," again, on the metal-forming side of the business.

Moderator

So it was a big deal. One natural question is leverage. Are we comfortable with the leverage coming out of the transaction?

David Lim

Look, I think the way that we would couch it is, I mean, when we're doing the deal, we had some very, very strict parameters laid out by our board of directors, one of which was we've got to be very, very sensitive to our net leverage. So we want to get as net leverage neural as possible upon the close.

But what we see is because of the combination and the synergies and the combined EBITDA, we feel comfortable getting to that 2.5x, you know, hopefully relatively quick. And then at that time, open up the playbook for some shareholder-friendly activity. But I don't want to say that we're not gonna stop delevering. That's still

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

the primary focus of our management team, is to continue to delever it, and then at 2.5x while we deleverage then we open up the coffers for maybe other options.

Moderator

Tactically, timing, timing-wise, I think you're targeting year end. Is that still doable?

Matthew Girlando

Yeah. So what we've announced is year end, and we're confident that we're gonna be able to get there. We've announced when our shareholder vote's gonna be. We're in the midst of these regulatory approvals. We've got ten in total. I think we've said that we've got three of them approved so far. And just a lot of kinda like bureaucratic process work that we are pushing through. But we're confident we'll be able to get there at the end of the year.

Moderator

And then I saw that you're doing dual listing as well in the U.K.?

Matthew Girlando

Yeah.

David Lim

Yeah. I mean, look, the dual listing, look, we're very receptive to the shareholders. We listened to what they had to say. And we decided that was the right thing to do for both shareholders on both sides of the pond, to really convert on the value creation of the combination. So that's what led us to that decision.

Moderator

Wanted to switch gears. It's not to tariffs. Not tariffs, not yet. Not yet. (LAUGHTER) So back to my first question. I guess product schedules in America. How are they looking, especially on the truck side?

David Lim

Look, I would say production schedules in general, a little volatile but nothing like crazy. So, look, I mean, we still have several weeks to go. We've gotta keep a good eye on what's happening. But, you know, there's a little bit of volatility. Yeah, that's the way I'd probably couch it.

Moderator

Okay. And then I will now proceed to the tariff question. Has it been happening, recovering at the same pace that you would have expected?

Matthew Girlando

Yeah. Let me just--okay, so the tariff situation. I'm gonna start with like it's really early days. The discussions have been progressing. I've heard this question a few times today, and I want to start with it's not as simple. If you run a business, it's not as simple as just saying, you know, "Dear customer. Here's your bill. Let's talk."

What we're trying to start with is: Where is there tariff exposure and why? I should have said, you know, the nature of our products is that they're big and they're heavy, and we therefore tend to build them very close to where our customers consume them and we also tend to buy the parts—those big, heavy parts—we use also relatively nearby. So the exposure for us is relatively low, I think, compared to some of our peers.

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

The discussion with the OEMs now, what you start with is not, "Please pay." What you start with is, "Here's why there is an exposure, and here's what we can do to mitigate that." And in some cases, it's as simple as just resourcing a part. And, you know, maybe resourcing a part to a higher-cost country where there would be a cost to do so.

But at least there's an analysis, there's a study that you can make to say, you know, "Here's an option, or here is another option." That is where we are starting. As these things go, there are kinda some common themes that suppliers like us have, and there are some discussions about what might make sense to onshore or near-shore from the portfolio today.

Haven't said that. We've said publicly, as have some of our peers, our intention is whatever residual exposure there is we intend to it. And that has been our position. I'd say discussions are constructive and professional at this point in time. It's still early days.

Moderator

(UNINTEL). And related to that, GM had a big announcement yesterday about bringing some full-sized truck, full-sized SUV production to the U.S. Any preliminary thoughts around that?

Matthew Girlando

I want to start with that factory is like four miles from my house, (LAUGHTER) and the bulldozers have not stopped running for three years. So I sensed something would. There's a little bit packed in there. Certainly it's interest and it's important that they're announcing expanded footprint for trucks in the U.S.

And second thing is they're gonna bring the production of their sport utility vehicles also into that factory. If you follow GM closely, you would know the one plant where they build the full-sized sport utilities—which are very, very successful vehicle today—is in Texas. So this would bring some additional capacity online.

We serve both of those vehicles today, and we of course serve GM from kind of a combined footprint. We have a facility in Michigan where we kinda ship to the north plants, and then we have a facility in Mexico where we kinda ship to the southern plants. And there's a little bit of cross (UNINTEL) in there.

We think it's good news for them. We think it's good news for us. We have the ability to supply to all of those facilities they mentioned from the footprint that we've got. And I guess the last point that I'm gonna say is we're all eagerly awaiting the next information from the administration that's going to relate to what about powertrain products that would cross borders. How will they be treated? Today, our products are USMCA, and we're in a kind of wait-and-see approach to what's gonna come out there.

Moderator

Not to dwell too much on GM. Before yesterday, they also made a big engine, I think, announcement on V8--

Matthew Girlando

Tonawanda, that's right.

Moderator

Yeah, (UNINTEL). Any impact there?

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

Matthew Girlando

So certainly no impact there. So the announcement about Tonawanda was they're changing the investment profile. There had been a certain technology slated for that business, and they said, "Still gonna be investment, but it's gonna be in combustion V8 engines," which at General Motors broadly serves the truck and full-size SUV portfolio.

From our standpoint, that would be a signal that they continue to believe in ICE, ICE and hybrid; they continue to believe in the full-sized truck and utility franchise. And we're positioned to benefit from that greatly. Expect that those engines are gonna go into some of those trucks we just talked about.

Moderator

Yep. Yep. Okay. Want to take a slight pause here to see if we have any questions from the audience. All right. I will continue. This is more of an industry thing. I guess what do you think the competitive dynamics in powertrain look like going forward?

'Cause, you know, we just had BORG before this, and we have a couple more tomorrow. It seems that companies such as yourself, the setup is actually pretty favorable, I would say. The competition seems to be. Especially once you start moving down a list of (UNINTEL) and weaker. Is that how you read it, or how do you read the kind of competitive backdrop?

Matthew Girlando

You go first. I'll go second.

David Lim

No. (LAUGH) Well, I think the competition is always stiff, and, look, you know, you probably would give more of a general answer. Look, I think what we have to do is just have the right technology in place, the right cost structure in place, and just continue to drive that in all aspects of our business. I think that's probably the high-level explanation. Maybe (LAUGH) Matt will give you a little bit more detail than that.

Moderator

Please be controversial.

Matthew Girlando

I think the last three or four years have been crazy. It's just been a crazy time. And, like, I would say openly, we've all been through this real hype cycle of-- I'm speaking to North America now. We've been through this huge hype cycle of electrification where there has been a concertedness, I would say, almost a panic to secure electric business.

And a lot of that business has just not played out well. And we know it, right? And, you know, you can point at us and all of our peer groups and say, you know, this is where we see you guys on that continuum. But we're all on that same tribe somewhere.

And, you know, I think outside of formal events like this, we all talk about, you know, well, how are we positioned and how do we do? How do we feel about the business we've got? And, like, what about these other guys? You know, two years ago when they took that, you know, we were so upset. And how do we feel about that?

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

I will tell you, I frame everything as we talk about the competitive set today through, how are they positioned for electrification? And to what extent has the business that they've won panned out in a good way? God, I hope that's not my phone. (LAUGH)

I think that, you know, so now we're down in this kind of trough of disillusionment in the hype cycle. And a lot of us have these contracts, we've made these commitments, and we see what the business looks like. And when we think, you know, like, maybe we should not have been so aggressive at that time.

Some of us might say that. I think this year, like, what do I see when we compete for business with our, you know, known competitors that we've been workin' against since, you know, before I was born really? What do I see? And what I see is I see a lot more rational behavior coming back in.

It's part of what I see. And then I also see a lot more what we call selectiveness about, you know, what are we gonna quote? Like, my boss loves to explain to us, "We do not have unlimited poker chips to bet. We have only so much money, so much capital, and we gotta bet on winners."

And the question is, who are those winners that we're gonna put our capital into, being certain they're gonna move those cars and we're gonna get return on our investment? What I've seen of late is kind of a return to that kind of thinking. And how are we therefore positioned?

My view's always gonna be, we are positioned very, very well, because we've been selective until now. We've been focused on the basis-- basics, excuse me, in particular remaining profitable in the business that we've got. But also we're to a great extent a manufacturing and technology company.

We've focused on that stuff. And kinda after this loop that we've all been through in the last three or four years, you know, things kinda come back to that, you know, we return to where we started, which is, OEMs need reliable partners, and that's what we are.

Moderator

Want to move onto Europe really quick. Want to ask a little bit about Europe. I know historically, obviously, it's not been as important, but with this deal obviously now, Europe becomes much more important. Are you worried at all about kind of the complexity of having a much bigger European operation, both from a margin perspective and also from a kinda segment of vehicle (UNINTEL)?

Matthew Girlando

I would not say that we're worried. I would say that we carefully thought through, what is the European footprint of Dowlais? You know, we put out a chart in our IR debit account looks at, you know, what does our pie chart look like today, and then what will it be after we combine?

And to what extent will we be exposed to Europe? And, you know, this is kinda part of the analysis that we did pre-announce. And if you take a look at the-- the combination profile versus the peer group, you would say, "Well, still, you know, under-represented or underexposed compared to some other.

That was part of the thinking of, you know, how deep do you want to be in that market? Because, you know, if we're honest, there's a buy-in situation and there's a restructuring. This is part of it, and, you know, we've got obviously a little bit more insight than we've announced.

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

But the second part of it is that the management team of Dowlais has really been proactive about looking at, what is their footprint? Where are they doing business? Where are their customers? What is their cost structure? And what do they want to look like in five years? They've invested significantly in that, and a combined enterprise is gonna benefit from that. So we are not concerned about it. We think it will be additive to the deal.

Moderator

And then, just to close the loop on that. You got North America, you got Europe. Dowlais's also very big in China.

Matthew Girlando

Yes.

Moderator

I'm sure you know more than we do. I guess, what was the thinking? Or what do you think the prospects are?

Matthew Girlando

I want to start by explaining, the GKN automotive side has a 50% stake in a JV in China with Costco. That joint venture, it's called SDS, and it's a very, very successful business. I think I said early on that GKN is the biggest player by far in the side shaft market where they do business.

And the same holds true for China. There's I guess a couple of, like, obvious points. First obvious point, the Chinese market is huge and growing. Then another obvious point is the electrification business, like, ground zero for, like, penetration or speed of technology change and for cost structure, China.

So the importance of that market cannot be understated. You might look at that market and say, whatever reads across to North America and Europe to a great extent, that technology might be coming from China in the future. So it's very, very attractive to us.

It's, you know, foundational to their business thesis today, and it's gonna become foundational to the combination in the future. So I think the last thing to say about that JV is the importance and what I'm thinking applies to the JV in China, an important, like, successful as a supplier in China in the future is being connected to the customers who are winning not just now but are gonna continue to win in the next few years.

And from what you can see from their IR material, you can see they're well-positioned with those kinda growing customers as our stand-alone after businesses in China today. I'm convinced it's gonna work out well. You know, we've kind of done an analysis of who are their customers, our customers, and we also see some opportunity to bring in those two groups together.

Moderator

Fantastic. I'll end with a probably very mundane question maybe for David. Guidance?

David Lim

I knew it. Look, you know, our guidance. We gave guidance on May 2nd, and but we're gonna go through our typical exercise of evaluating and doing the analysis. And, you know, you'll just have to wait until we announce our earnings sometimes in early August.

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

I think your follow-up to that is, what are we thinking about the second half? It's really too soon to tell. There's a lot of volatility that's going on. The tariffs can move things up or down. Things change by the minute, I mean, maybe not literally, but we gotta keep a close eye on that. So no further comments on the actual guidance itself, other than refer to May 2nd--

Moderator

It was a good guidance.

David Lim

Yeah, it was a good guidance. So I'm not worried about it.

Moderator

All right. Well, thank you, Matt and David. It's been a pleasure, and I'll

David Lim

Thank you. Appreciate it. Thanks.

**END OF TRANSCRIPT**

Deutsche Bank Global Automotive Conference

June 11, 2025, 1:25 P.M. Eastern

Forward-Looking Statements

In this filing, American Axle & Manufacturing Holdings, Inc. (“AAM”) makes statements concerning its and Dowlais Group plc’s (“Dowlais”) expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including, but not limited to, certain statements related to the ability of AAM and Dowlais to consummate AAM’s business combination with Dowlais (the “Business Combination”) in a timely manner or at all; future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects and business; and management strategies and the expansion and growth of AAM’s and the combined company’s operations. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect AAM’s or the combined company’s future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties related to AAM include factors detailed in the reports AAM files with the United States Securities and Exchange Commission (the “SEC”), including those described under “Risk Factors” in its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication. AAM expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its or Dowlais’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

This filing may be deemed to be solicitation material in respect of the Business Combination, including the issuance of AAM’s shares of common stock in respect of the Business Combination. In connection with the foregoing proposed issuance of AAM’s shares of common stock, AAM filed a definitive proxy statement on Schedule 14A with the SEC on June 2, 2025 (together with any amendments and supplements thereto, the “Proxy Statement”). To the extent the Business Combination is effected as a scheme of arrangement under English law, the issuance of AAM’s shares of common stock in connection with the Business Combination would not be expected to require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that AAM exercises its right to elect to implement the Business Combination by way of a takeover offer (as defined in the UK Companies Act 2006) or otherwise determines to conduct the Business Combination in a manner that is not exempt from the registration requirements of the Securities Act, AAM expects to file a registration statement with the SEC containing a prospectus with respect to the AAM’s shares that would be issued in the Business Combination. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY AAM WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAM, THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at https://www.aam.com/investors.

Participants in the Solicitation

AAM and its directors, executive officers and certain other members of management and employees will be participants in the solicitation of proxies from AAM’s shareholders in respect of the Business Combination, including the proposed issuance of AAM’s shares of common stock in connection with the Business Combination. Information regarding AAM’s directors and executive officers is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 14, 2025, the definitive proxy statement on Schedule 14A for AAM’s 2025 annual meeting of stockholders, which was filed with the SEC on March 20, 2025, the Current Report on Form 8-K of AAM, which was filed with the SEC on March 17, 2025, and the Current Report on Form 8-K of AAM, which was filed with the SEC on May 2, 2025 (SEC Accession No. 0001062231-25-000064). Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. To the extent holdings of AAM’s securities by its directors or executive officers change from the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by AAM. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and AAM’s website at https://www.aam.com/investors.

No Offer or Solicitation

This filing is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This filing refers to certain financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Earnings per Share, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio and Liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented to provide additional useful measurements to review AAM’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. These non-GAAP measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Quantified Financial Benefits Statement

This filing contains statements of estimated cost savings and synergies arising from the Business Combination (together, the “Quantified Financial Benefits Statements”). Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this filing generally, should be construed as a profit forecast or interpreted to mean that the combined company’s earnings in the first full year following the date on which the Business Combination becomes effective, or in any subsequent period, would necessarily match or be greater than or be less than those of AAM or Dowlais for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this filing is the responsibility of AAM and the AAM board of directors. A copy of the Quantified Financial Benefits Statements, the bases of belief, principal assumptions and sources of information in respect of any quantified financial benefits statement are set out in appendix 6 of the Rule 2.7 announcement made by AAM and Dowlais on January 29, 2025.